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                                                                   EXHIBIT 11.1

                    SCM Microsystems, Inc. and Subsidiaries
        Statement Regarding Computation of Net Income (Loss) Per Share
                     (in thousands, except per share data)


                                               Year Ended December 31,
                                           --------------------------------
                                             1995        1996        1997
                                           --------    ---------    -------
Basic earnings per share:

  Net income (loss) applicable to
    common stockholders                    $(3,065)     $(1,397)     $  301
                                           =======      =======      ======
  Basic net income (loss) per share        $ (2.39)     $ (1.09)     $ 0.08
                                           =======      =======      ======
  Weighted average common shares
    outstanding                              1,280        1,280       3,819
                                           =======      =======      ======
Diluted earnings per share:

  Net income (loss) applicable to
    common stockholders                    $(3,065)     $(1,397)     $  301
                                           =======      =======      ======
  Diluted net income (loss) per share      $ (2.39)     $ (1.09)     $ 0.06
                                           =======      =======      ======
  Shares used:
  Weighted average common shares
    outstanding                              1,280        1,280       3,819
  Series A convertible preferred stock          --           --         655
  Stock options outstanding                     --           --         400
  Stock warrants outstanding                    --           --         141
                                           -------      -------      ------
                                             1,280        1,280       5,015
                                           =======      =======      ======
Pro forma information:

  Net income applicable to common
    stockholders                                                     $1,103
                                                                     ======
  Pro forma diluted net income per share                             $ 0.14
                                                                     ======
Shares used:
  Weighted average common shares outstanding                          3,819
  Series A convertible preferred stock                                  655
  Stock options outstanding                                             400
  Stock warrants outstanding                                            141
  Redeemable convertible preferred stock(1)                           2,634
                                                                     ------
                                                                      7,649
                                                                     ======

(1) Gives effect to the conversion of the redeemable convertible preferred stock, Series B through F, into common stock on January 1, 1997, or their respective dates of issuance if later.